Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-237614

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 16, 2020)

ENERGY FOCUS, INC.

Shares of Common Stock

This Prospectus Supplement (this “Prospectus Supplement”) amends and supplements our Prospectus dated April 16, 2020 (the “Prospectus”), which forms a part of our Registration Statement (our “Registration Statement”) on Form S-1 (Registration No. 333-237614). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the public offering of shares of our common stock issuable upon the exercise of warrants and shares of our common stock issuable upon conversion of shares of our Series A Convertible Preferred Stock.

This Prospectus Supplement includes information from our Report on Form 8-K (the “Report”) which was filed with the Securities and Exchange Commission. The Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
_______________

The date of this Prospectus Supplement is May 18, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2020

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road Suite B
Solon OH		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EFOI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 12, 2012, the Board of Directors of Energy Focus, Inc. (the “Company”) amended the Company’s Bylaws by revising Article VI (Indemnification) thereof. The revisions:

•Provide the Company’s directors and officers with the right to be paid by the Company the expenses (including attorney's fees) incurred by them in defending any proceeding in advance of its final disposition.
•Provide the Company’s officers and directors with an express right to bring a lawsuit against the Company if any claim for indemnification is not paid by the Company.
•Extend indemnification to a director or officer for acting as a trustee of an employee benefit plan.
•Exclude indemnification in connection with a proceeding (or part thereof) initiated by a Company director or officer if such proceeding (or part thereof) was not authorized by the Board of Directors

The foregoing is a summary of the revisions made to Article VI of the Company’s Bylaws. The complete text of Article VI is included in the Bylaws, as amended, which is included in Exhibit 3.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

        (d) Exhibits.

Exhibit
Number	Exhibit Description

3.1	Bylaws of Energy Focus, Inc., as amended on May 12, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2020

ENERGY FOCUS, INC.

	By:	/s/ Tod A. Nestor
	Name:	Tod A. Nestor
	Title:	President, Chief Financial Officer and Secretary